Exhibit 10.2

Seelos Therapeutics, Inc.
300 Park Avenue, 2nd Floor

New York, NY 10022

September 21, 2023

Lind Global Asset Management V, LLC
c/o The Lind Partners LLC
444 Madison Avenue, Floor 41
New York, NY 10022

RE: Convertible Promissory Note

1.	Note. Reference is hereby made to that certain Convertible Promissory Note No. 1, issued by Seelos Therapeutics, Inc., a Nevada corporation (the “Company”), on November 23, 2021, as amended on December 10, 2021, February 8, 2023 and May 19, 2023 (as so amended, the “Note”), in the initial principal amount of $22,000,000 and due November 23, 2024, to Lind Global Asset Management V, LLC, a Delaware limited liability company (the “Holder”). Capitalized terms used but not otherwise defined in this letter agreement (this “Agreement”) shall have the meaning ascribed to them in the Note.

2.	September Payments. Notwithstanding anything to the contrary contained in the Note, the parties hereby agree that, in lieu of, and in full satisfaction of, both the Monthly Payment that would otherwise be due on September 23, 2023 and the Interest Payment that would otherwise be due on September 29, 2023, (i) the Company shall, by no later than September 29, 2023, pay to the Holder cash in an aggregate amount equal to $686,564 (which is comprised of the monthly minimum cash payment due of $600,000 plus the 5% cash payment premium payment of $30,000 plus the monthly interest payment due of approximately $56,564) and (ii) the Holder shall have the right, at any time and from time to time between the SPA Closing Date (as defined below) and the date that is 45 days after the SPA Closing Date, to convert the remaining amount of the Monthly Payment that would have otherwise been due on September 24, 2023 in the aggregate amount of up to $400,000 into shares of Common Stock at the lower of (a) the then-current Conversion Price and (b) eighty-five percent (85%) of the average of the five (5) lowest daily VWAPs during the twenty (20) Trading Days prior to the delivery by the Holder of the applicable Conversion Notice. For purposes of this Agreement, “SPA Closing Date” shall mean the “Closing Date” as defined in that certain Securities Purchase Agreement, dated as of even date herewith, among the Company and the purchasers identified on the signature pages thereto, as may be amended or restated from time to time. For avoidance of doubt, any shares converted pursuant to this Section 2 shall be considered “Repayment Shares” for purposes of Section 3.8 of the Note and shall be included in the limitation on the number of shares issuable under the Note as provided therein.

3.	October Payments. Notwithstanding anything to the contrary contained in the Note, the parties hereby agree that: (a) the “Payment Date” for the Monthly Payment that would otherwise be due on October 23, 2023 (the “October Payment”) shall be the date that is 45 days following the SPA Closing Date, and (b) the “Interest Payment Date” for the Interest Payment that would otherwise be due on October 31, 2023 (the “October Interest Payment”) shall be the date that is 45 days following the SPA Closing Date. Furthermore, notwithstanding anything to the contrary contained in the Note, with respect to each of the October Payment and the October Interest Payment, the Company must provide advance written notice to the Holder of whether it will elect to pay the October Payment and the October Interest Payment in cash, Repayment Shares or a combination thereof by no later than November 1, 2023; provided, however, that if no such notice is provided by such date, each of the October Payment and the October Interest Payment shall be made in Repayment Shares.

4.	Effectiveness. This Agreement is effective as of the date hereof. Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the parties under the Note, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Note.

5.	Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without reference to principles of conflict of laws or choice of laws.

6.	Counterparts. This Agreement may be executed in two identical counterparts, both of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Signature pages delivered by facsimile or e-mail shall have the same force and effect as an original signature.

7.	Fees and Expenses. The Company shall reimburse the Holder for any actual, documented and reasonable fees and disbursements of one counsel of Holder’s choosing in connection with the preparation of this Agreement.

[Signature Page Follows]

Please confirm that the foregoing is our mutual understanding by signing and returning to us an executed counterpart of this Agreement.

SEELOS THERAPEUTICS, INC.

By:	/s/ Raj Mehra, Ph.D.
Name: Raj Mehra, Ph.D.
Title: President and Chief Executive Officer

LIND GLOBAL ASSET MANAGEMENT V, LLC

By:	/s/ Jeff Easton
Name: Jeff Easton
Title: Managing Member

[Signature Page to Letter Agreement RE Convertible Promissory Note]